Exhibit 99.1

Contacts: Gary M. Jacobs Chief Financial Officer Chem Rx Corporation 516-889-8770	Stephanie Carrington The Ruth Group 646-536-7017 scarrington@theruthgroup.com

CHEM RX CORPORATION IN TECHNICAL VIOLATION OF THREE FINANCIAL DEBT COVENANTS

LONG BEACH, N.Y., April 1, 2009 -- Chem Rx Corporation (OTC Bulletin Board: CHRX - News, CHRXU - News, CHRXW - News; the “Company”), a leading provider of institutional pharmacy services, announced today that it was in technical violation of three financial covenants under its two primary credit facilities as of December 31, 2008. Chem Rx continues to be current with all principal and interest payments (other than as to certain default interest). The covenants require the Company to maintain specified ratios of earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges and total debt, and restrict the amount of capital expenditures by the Company. Chem Rx recorded certain charges in the fourth quarter of 2008, including an increase to the allowance for doubtful accounts, which contributed to the Company’s inability to meet the debt covenants.

Jerry Silva, Chairman and Chief Executive Officer of Chem Rx, commented, “We are working very closely with our lenders to find a satisfactory solution that is in the best interest of all parties involved. We have made, and continue to make, all required payments of interest - other than as to certain default interest - and principal under the credit facilities. This has included scheduled principal payments of $500,000 per quarter as required under the credit facilities, including a scheduled payment made on March 31, 2009. Importantly, we believe that we have adequate working capital for the foreseeable future and that we are currently generating the cash we need to pay our operating obligations in a timely manner.”

Steven Silva, President and Chief Operating Officer, added, “In the last year, in a very difficult economic environment, we improved our financial performance in some important respects, adopted certain key strategic initiatives and maintained our position as a leader within the institutional pharmacy industry. In light of this, we are optimistic that Chem Rx should reach a mutually agreeable solution with our lenders.”

Gary Jacobs, Chief Financial Officer, added, “As we look ahead into 2009, we have a number of strategic initiatives in place that we believe will help to grow both our top and bottom lines. For example, we completed the outsourcing of our delivery function in our Long Beach, New York center, which will have a positive impact on earnings in 2009.”

The Company separately announced that it would delay the filing of its annual report on Form 10-K with the Securities and Exchange Commission, until it comes to resolution on the matters described above. The Company intends to file a Form 12b-25 to take advantage of the automatic 15-day extension with the SEC.

About Chem Rx

Founded more than 40 years ago, Chem Rx is a major institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, Pennsylvania and Florida. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx annually provides over six million prescriptions to more than 71,000 residents of more than 470 institutional facilities. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

Certain statements within this press release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: an ability to reach agreement with lenders to resolve current violations under credit agreements; difficulties in compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the SEC. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.

2